                                 Exhibit 10.88





                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                  VERSAR, INC.

                                      AND

                        THE GREENWOOD PARTNERSHIP, P.C.

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
    1.        PURCHASE AND SALE OF ASSETS

              1.1       Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
              1.2       Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
              1.3       Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
              1.4       Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
              1.5       Assumption of Certain Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
              1.6       Obligations Not Assumed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
              1.7       Sales Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
              1.8       Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
              1.9       Transactions and Documents at Closing . . . . . . . . . . . . . . . . . . . . . . . . .  6


    2.        ADDITIONAL AGREEMENTS

              2.1       Purchaser's Access and Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
              2.2       Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
              2.3       Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
              2.4       Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
              2.5       Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
              2.6       Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
              2.7       Covenant Against Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
              2.8       Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
              2.9       Waiver of Bulk Sales Law Compliance . . . . . . . . . . . . . . . . . . . . . . . . .   10
              2.10      Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10


    3.        REPRESENTATIONS, WARRANTIES AND COVENANTS OF
              SELLER AND THE SHAREHOLDERS


              3.1       Organization and Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
              3.2       Ownership of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
              3.3       Enforceability of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
              3.4       No Inconsistent Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
              3.5       Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
              3.6       No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
              3.7       Possession of Franchises, Licenses, Etc.  . . . . . . . . . . . . . . . . . . . . . .   12
              3.8       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
              3.9       Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
              3.10      Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
              3.11      Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

              3.12      Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
              3.13      Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

             3.14      Authority to Conduct Business and
                       Intellectual Property Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
             3.15      Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
             3.16      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
             3.17      Contingencies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
             3.18      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
             3.19      Employment and Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
             3.20      Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
             3.21      Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
             3.22      Absence of Certain Business Practices . . . . . . . . . . . . . . . . . . . . . . . .   20
             3.23      Government Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
             3.24      Agreements and Transactions with
                       Related Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
             3.25      Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
             3.26      Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

   4.        REPRESENTATIONS AND WARRANTIES OF PURCHASER

             4.1       Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
             4.2       Authorization; No Inconsistent
                       Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
             4.3       Shares Issued . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
             4.4       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
             4.5       Absence of Undisclosed
                       Adverse Conditions or Changes           . . . . . . . . . . . . . . . . . . . . . . .   25
             4.6       Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

   5.        CONDUCT OF SELLER'S BUSINESS PENDING CLOSING

             5.1       Business in the Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
             5.2       No Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
             5.3       Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
             5.4       Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

   6.        CONDITIONS TO OBLIGATIONS OF PURCHASER

             6.1       Proceedings and Documents Satisfactory  . . . . . . . . . . . . . . . . . . . . . . .   28
             6.2       Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
             6.3       Compliance with Agreements and Conditions . . . . . . . . . . . . . . . . . . . . . .   28
             6.4       Certificates of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
             6.5       Resolutions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
             6.6       Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
             6.7       Government Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
             6.8       Other Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
             6.9       Interim Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
             6.10      Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
             6.11      Closing Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
             6.12      No Inconsistent Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
             6.13      Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

     7.        CONDITIONS TO OBLIGATIONS OF SELLER
               AND THE SHAREHOLDERS

               7.1       Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
               7.2       Compliance with Agreements and Conditions . . . . . . . . . . . . . . . . . . . . . .   30
               7.3       Certificate of Purchaserr . . . . . . . . . . . . . . . . . . . . . . . . .             30
               7.4       Resolutions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
               7.5       Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
               7.6       Closing Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
               7.7       No Inconsistent Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

     8.        INDEMNITIES

               8.1       Indemnification of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
               8.2       Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
               8.3       Defense of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

     9.        SURVIVAL OF REPRESENTATIONS AND OTHER PROVISIONS

               9.1       Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
               9.2       Liabilities not Assumed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

    10.        TERMINATION

               10.1      Termination for Certain Causes  . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

    11.        POWER-OF-ATTORNEY

               11.1      Appointment of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
               11.2      Liability of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
               11.3      Irrevocable; Binding on Successors, Etc.  . . . . . . . . . . . . . . . . . . . . . .   35

    12.        MISCELLANEOUS

               12.1      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
               12.2      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
               12.3      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
               12.4      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           37
               12.5      Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
               12.6      Partial Invalidity and Severability . . . . . . . . . . . . . . . . . . . . . . . . .   37
               12.7      Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
               12.8      Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
               12.9      Number and Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
               12.10     Time of Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
               12.11     Definition of Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

                            ASSET PURCHASE AGREEMENT


           THIS AGREEMENT is made and entered into as of the 30th day of January 1998, by and among Versar, Inc., a Delaware corporation and Versar Acquisition II, Corp., a Virginia corporation, (collectively the "Purchaser"), The Greenwood Partnership, P.C., a Virginia professional corporation ("Seller"), and the parties listed on Exhibit A hereto, who constitute the holders (collectively, the "Shareholders" and individually a "Shareholder") of all the issued and outstanding capital stock of the Seller.

                              W I T N E S S E T H:

           WHEREAS, Seller is engaged in the business ("Seller's Business") of providing professional engineering and architectural services, and

           WHEREAS, Seller desires to sell and transfer to Purchaser, and Purchaser desires to acquire from Seller, all the assets of Seller which are used or usable in the conduct and operation of Seller's Business, upon the terms and conditions contained herein; and

           WHEREAS, the assets of the Seller will be transferred and contributed to Versar Acquisition II, Corp.

           WHEREAS, the Shareholders are the record and beneficial owners of 100% of the issued and outstanding shares of Seller and are joining in the representations, warranties, covenants and agreements of Seller to the extent specified herein;

           NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  PURCHASE AND SALE OF ASSETS.

           1.1 PURCHASE AND SALE. Subject to the terms and conditions contained herein, Seller agrees to sell, transfer, convey and assign to Purchaser, and Purchaser agrees to purchase and acquire from Seller, on the Closing Date (as defined in Paragraph 1.8 below), free and clear of all security interests, liens and encumbrances, all of Seller's right, title and interest in and to all of the assets and properties of Seller which are used or usable in Seller's Business (the "Purchased Assets"), including, without limitation, the following:

               (a) all of Seller's real property, interests in real property and all structures, improvements, buildings, and fixtures located thereon, including, without limitation: (i) all real property, interests in real property and structures, improvements, buildings and fixtures shown as "Leasehold Improvements" and "Property Under Capital Lease" on
Seller's Audited and Unaudited Balance Sheets (as defined in Paragraph 3.8 below), and (ii) all other real property, leaseholds, easements, rights of way, licenses and other interests in real property, described on Schedule 1.1(a) attached hereto;

               (b) all of Seller's fixtures, furnishings, computers, tools, vehicles, furniture, office equipment and other tangible personal property, including, without limitation, all of such assets shown as "Property" and "Equipment" on Seller's Audited and Unaudited Balance Sheets, and all of such assets described and identified in Schedule 1.1(b) attached hereto, with only such additions and deletions as may occur in the ordinary and necessary course of Seller's Business in accordance with Section 5 below between the date hereof and the Closing Date (collectively the "Personal Property");

               (c) all of Seller's, work-in-process, in existence at the close of business on the last business day before the Closing Date, which are billable or saleable in the ordinary course of Seller's Business;

               (d) all of Seller's notes and accounts receivable arising from or as a result of Seller's Business in existence at the close of business on the last business day before the Closing Date (collectively the "Receivables");

               (e) all of Seller's proprietary and confidential information, including, without limitation: (i) trade secrets, technical information, know-how, ideas, designs, processes, procedures, algorithms, discoveries, patents, patent applications, and copyrights, and all improvements thereof, (ii) all data, files, drawings, specifications, books and records, customer lists, and other purchase information, and (iii) all of Seller's other written or electronic information and intangible property rights relating to the Purchased Assets or the operation of Seller's Business;

               (f) all of Seller's trademarks, service marks, and trade names (including, without limitation, Seller's corporate name), all registrations and pending applications therefor, and all goodwill associated therewith; however; the Purchaser agrees that the use of the name "Greenwood" shall be limited to the time that William M. Greenwood shall be an employee or consultant of the Purchaser, or its subsidiaries and affiliates or five years from the Closing Date, whichever occurs first. Thereafter, Mr. Greenwood is free to use the name "Greenwood" in other business ventures.

               (g) all of Seller's right, title and interest under the contracts, leases, licenses and agreements which relate to Seller's Business and which are identified in Schedule 1.1(g) attached hereto, and (together with the agreements referred to in Paragraph 1.1(h) below collectively the "Assigned Contracts");


               (h) all of Seller's right, title and interest under contracts and agreements relating solely to the operation of Seller's Business which are entered into after the date hereof and which are disclosed to Purchaser in writing at or before the Closing, for the sale, distribution and supply of goods or services which are entered into in the ordinary course of Seller's Business at prices and on terms consistent with the prior operating practices of Seller; and

               (i) all rights, choses in action, and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties;


               (j) all Seller's prepaid expenses; and

               (k) all Seller's cash.


               1.2 EXCLUDED ASSETS. Notwithstanding anything in this Agreement to the contrary, the Purchased Assets shall not include the following (the "Excluded Assets"): the assets and property described in Schedule 1.2 attached hereto.


               1.3 PURCHASE PRICE. The purchase price for the Purchased Assets (the "Purchase Price") shall be equal to:

                    (a) $282,000 in cash, payable at the Closing, plus

                    (b) $18,000 in non competition payments,

                    (c) two promissory notes, one in the amount of $298,748.21 payable to William M. Greenwood and a second note in the amount of $450,000 payable to the Shareholders pro rata, each note payable in quarterly installments over four years with interest at a rate of 8.5%, per annum and subordinate to Purchaser's primary lender;


                    (d) 228,572 shares of Purchaser's common stock calculated by dividing the closing price of Purchaser's stock on November 11, 1997 of $5.25 into $1,200,000. These shares are being issued under Rule 145 of the Securities Act of 1933 ("Securities Act") by which the Shareholders will be deemed to be Underwriters under the Securities Act and whose ability to resell the shares are restricted pursuant to Rule 144. Purchaser shall cooperate with Shareholders to enable them to sell their shares pursuant to Rule 144.

                    (e) A three year incentive bonus program whereby 30% of the net operating profit ("Net Operating Profit") of the Greenwood Partnership operating division in excess of $400,000 per year will be paid to all Shareholders who remain an employee of Purchaser or a subsidiary or affiliated company at the end of each yearly period ending January 31. The Net Operating Profit means the division's profit after all operating costs, overhead, corporate and administrative allocation, bonuses to division employees and interest charged on amounts advanced to the division are subtracted. Corporate and administrative expenses shall be determined as consistently and reasonably allocated to all portions of Purchaser's business units. The Net Operating Profit shall be calculated within 45 days after January 30 each year. Corporate and administrative services provided under the corporate and administrative allocation include, but are not limited to, insurance, risk management, marketing and corporate development, training, human resources, legal, information management, procurement and contract administration, bonding and telecommunications services.

          1.4       EMPLOYMENT AGREEMENTS

                    Purchaser will employ each Shareholder at their present salary and shall enter into a one year employment agreement with each Shareholder similar to the form attached hereto as Exhibit B except William M. Greenwood who shall enter into a two-year employment agreement.

          1.5       ASSUMPTION OF CERTAIN LIABILITIES

                    (a) Purchaser agrees to assume on the Closing Date, and to pay or perform, in accordance with their terms, certain of the fixed and determinable obligations and liabilities of Seller relating to Seller's Business or the Purchased Assets (collectively the "Assumed Liabilities"), as follows:

          (i) Seller's obligation, as of and after the Closing Date, to pay all unpaid principal, interest and other amounts owing under the promissory notes listed on Schedule 1.5(a)(i) attached hereto.

          (ii) Seller's obligation, as of and after the Closing Date, to pay when due all unpaid principal, interest and other amounts owing, and perform all obligations, under the capital leases which are identified on Schedule 1.5(a)(ii) attached hereto; provided that Purchaser will not assume any obligation or liability resulting from or arising out of any default, performance or non-performance by Seller prior to the Closing Date under or with respect to any of such capital leases; and

          (iii) Seller's obligation existing on and arising after the Closing Date under the other Assigned Contracts; provided that Purchaser will not assume any obligation or liability resulting from or arising out of any default, performance or non-performance by Seller prior to the Closing Date under or with respect to any of the Assigned Contracts.

          (iv) Seller's accounts payable which are identified on Schedule 1.5(a)(iv); and

          (v) Seller's accrued expenses which are identified on Schedule 1.5
(a)(v).


          1.6 OBLIGATIONS NOT ASSUMED. Except for the Assumed Liabilities (which shall not include any obligation or liability arising from any default, breach, misfeasance, malfeasance or nonfeasance by Seller prior to the Closing), Purchaser shall not assume any obligation or liability of Seller of any kind, and Seller shall pay, satisfy and perform all of its obligations (other than the Assumed Liabilities), whether fixed, contingent, known or unknown and whether existing as of the Closing or arising thereafter, which may affect in any way the Purchased Assets or the operation of Seller's Business. Without limiting the generality of the foregoing, under no circumstances shall Purchaser be deemed to assume any liability or obligation of Seller arising out of or relating to (a) any actual or alleged tortious conduct of Seller or any of its employees or agents, (b) any professional liability claim, (c) any claim for breach of warranty or contract by Seller, (d) any claim predicated on strict liability or any similar legal theory, (e) the violation of any law, ordinance or regulation in effect prior to the Closing, (f) any business or business activities of Seller which are not part of Seller's Business, (g) any liability for expenses or taxes, if any, in connection with, resulting from or arising out of this Agreement or the transactions contemplated hereby, (h) any liability of Seller for any federal, state or local taxes of any kind or character, or (i) any liability of Seller under or arising by reason of this Agreement. Notwithstanding any other provision of this Agreement, the obligations of Seller pursuant to this paragraph shall survive the Closing and the transactions contemplated by this Agreement.


          1.7 SALES TAXES. Seller shall be responsible for the payment of all sales, use, excise, transfer, value added and similar taxes imposed by any governmental authority in any jurisdiction in connection with the transactions contemplated herein. Such amounts shall not include any costs and taxes necessary to transfer title of Seller's automobiles to Purchaser.


          1.8 CLOSING. The consummation of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of The Greenwood Partnership, P.C., 901 Main Lynchburg, Virginia, at 10:00 a.m. local time, on the later of: (a) January 30, 1998; or (b) the second business day after the date on which all conditions to closing contained in Sections 6 and 7 have been satisfied
(the "Closing Date"); provided, however, that if the conditions to closing contained in Sections 6 and 7 have not been satisfied or waived by April 30, 1998, the obligations of the parties to consummate the transactions contained herein shall terminate.

          1.9 TRANSACTIONS AND DOCUMENTS AT CLOSING.

              (a)   At the Closing:

                    (i) Seller shall convey to Purchaser all of Seller's right, title and interest in and to the Purchased Assets, free and clear of any and all liens, claims, charges and encumbrances, and in furtherance thereof shall deliver to Purchaser a General Assignment and Bill of Sale in substantially the form attached hereto as Exhibit C, together with such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as Purchaser and its legal counsel shall reasonably request; and

                    (ii) upon such delivery by Seller, Purchaser shall pay the cash portion of the Purchase Price and the promissory notes and the shares as specified in Paragraphs 1.3(a), (b), (c) and (d) above) to Seller and Purchaser shall assume the Assumed Liabilities by delivering to Seller an Assumption Agreement in substantially the form attached hereto as Exhibit D.

              (b) All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing).

              (c) Each party shall, at the request of any other party from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Purchased Assets or the Assumed Liabilities, or otherwise to satisfy and perform the obligations of the parties hereunder.

2.         ADDITIONAL AGREEMENTS.

           2.1 PURCHASER'S ACCESS AND INSPECTION. Seller shall provide Purchaser and its authorized representatives full access during normal business hours from and after the date hereof until the Closing to the Purchased Assets and the books and records of Seller relating to Seller's Business for the purpose of making such investigation as Purchaser may desire, and Seller shall furnish Purchaser such information concerning Seller's Business or the Purchased Assets as Purchaser may request. Seller shall assist Purchaser in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non-employee representatives to be reasonably available to Purchaser for such purposes. No investigation made heretofore or hereafter by Purchaser shall limit or affect the representations, warranties, covenants and indemnities of Seller and the Shareholders hereunder, each of which shall survive any such investigation.

           2.2 CONFIDENTIALITY. If the transactions contemplated herein are not consummated, then Purchaser shall return to Seller all documents and other written information furnished by Seller to Purchaser, and Purchaser shall not reveal to any third party any of Seller's documents or information, provided that the obligations of Purchaser hereunder shall not apply to:

               (a) any information which was known to Purchaser prior to its disclosure by Seller;

               (b) any information which was in the public domain prior to the disclosure thereof by Seller to Purchaser;

               (c) any information which comes into the public domain through no fault of Purchaser;

               (d) any information which is disclosed to Purchaser by a third party (which term shall not include the counsel, accountants and other non-employee representatives of Seller) having the legal right to make such disclosure; or

               (e) any information which is required to be disclosed by order of any court or other tribunal of competent jurisdiction.

           2.3 COOPERATION. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, and all parties shall use their best efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder, including, without limitation, causing to be fulfilled at the earliest practical date the conditions precedent to the obligations of the parties to consummate the transactions contemplated hereby. Without the prior written consent of the other parties, no party hereto may take any intentional action that would cause the conditions precedent to the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action which would cause the representations and warranties made by such party herein not to be true, correct and complete as of the Closing.

           2.4 EXPENSES. All expenses incurred by Purchaser in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for Purchaser, shall be paid by Purchaser. All expenses incurred by Seller and the Shareholders in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for Seller and the Shareholders, shall be paid by Seller and the Shareholders.


           2.5 BROKERS. Seller represents and warrants that no broker, except for FMI Corporation, or finder has acted on its behalf in connection with this Agreement or the transactions contemplated herein. Seller shall indemnify Purchaser and hold it harmless from and against any and all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of Seller.

           2.6 EMPLOYMENT AGREEMENTS. If the transactions contemplated by this Agreement are consummated at the Closing, then Purchaser and Shareholders agree to execute employment agreements in the form attached hereto as Exhibit B.

           2.7 COVENANT AGAINST COMPETITION.

               (a) In order to induce Purchaser to enter into this Agreement and purchase the Purchased Assets as provided herein, and for the consideration specified in Paragraph 2.7(e) below, Seller and each Shareholder agrees that, during Shareholders' employment by Purchaser, and for six months thereafter, they shall not compete with the business of Purchaser, its subsidiaries or affiliates within the geographic area of the states of Virginia, North Carolina, West Virginia, Maryland and the District of Columbia. For the purpose of this Agreement, activities among others which shall be deemed competitive include:
(i) owning any portion of or consulting for or employment by any entity competitive with the services performed by Purchaser; (ii) encouraging and soliciting or attempting to solicit any customers of Purchaser, its subsidiaries or affiliates (including those who are or have been customers of Purchaser or its subsidiaries or affiliates during the previous 24 months) to become a customer of Shareholder or any other person except through normal competitive bidding; and (iii) encouraging any employee of Purchaser, its subsidiaries or affiliates to become an employee of Shareholder or of any other person.

               (b) Shareholders acknowledge that the damage to Purchaser, its subsidiaries and affiliates resulting from a breach of this Paragraph 2.7 may cause irreparable injury. Therefore, in the event of any such breach, Purchaser, its subsidiaries and affiliates shall be entitled to seek such remedies as are available at law or equity to restrain and enjoin Shareholders from continuing to violate the provisions of this paragraph.


               (c) Seller and each Shareholder agrees that each of them will not, without the prior written consent of Purchaser, for their own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise, use or authorize any other person to use the name "The Greenwood Partnership" or any name similar thereto, in connection with the sale or performance of any professional engineering or architectural services. On the Closing Date, Seller shall, and the Shareholders shall cause Seller to change its name, and the names of any of Seller's subsidiaries, so as not to incorporate the name "The Greenwood Partnership" or any other confusingly similar name.

               (d) Notwithstanding anything herein to the contrary (i) it shall not be a breach of the covenants contained in Paragraph 2.7(a) above for Seller or any Shareholder to own not more than two percent (2.0%) of the capital stock of any corporation whose shares are publicly traded, and (ii) the covenants described in this Paragraph 2.7 shall apply only if the transactions contemplated by this Agreement are consummated at the Closing.

               (e) In consideration of the agreements of Seller and the Shareholders not to compete as provided in this Paragraph 2.7, Purchaser shall pay to Shareholders $18,000 allocated pursuant to the Exhibit E attached hereto.


               (f) In the event that any part of this Paragraph 2.7 shall be deemed a court of competent jurisdiction to be in violation of applicable law for any reason whatsoever, than such part shall not be deemed to be void, but shall be deemed to be modified so as to be valid and enforceable, and the remaining provisions of this Paragraph 2.7 or of this Agreement shall not be affected. The provisions of Paragraph 2.7 shall survive the termination of Shareholders employment for any reason.

           2.8 PUBLICITY. All press releases and other public announcements respecting the subject matter hereof shall be made only with the mutual agreement of the parties hereto; provided, however, that the parties understand that Purchaser is a publicly held company with its shares traded on the American Stock Exchange and may make such announcements as may be necessary or convenient to comply with the rules and regulations of the American Stock Exchange and any and all applicable federal and state securities laws.

           2.9 WAIVER OF BULK SALES LAW COMPLIANCE. Compliance with the bulk sales laws of the State of Virginia and in any other jurisdiction where Seller conducts its business is hereby waived by Purchaser, and Seller and the Shareholders hereby jointly and severally agree to defend, indemnify and hold harmless Purchaser and its affiliates from and against any claims by any person arising out of or due to the failure to comply with such bulk sales laws, including, without limitation, any claims by any Person against all or any part of the Purchased Assets.

           2.10 EMPLOYEES. Prior to the Closing Date, Purchaser shall offer employment for all of Seller's employees, such employment to commence on the Closing Date. Notwithstanding anything else in this Agreement to the contrary, nothing in this paragraph creates or is intended to create any rights of any kind or nature in any third parties, including, without limitation, any rights or remedies in favor of any of Seller's employees to be employed, or respecting the terms of employment, for any specified period of time.


3.         REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND THE
           SHAREHOLDERS.

           To induce Purchaser to enter into this Agreement and to purchase the Purchased Assets, Seller and the Shareholders jointly and severally represent, warrant and covenant to Purchaser as follows:

           3.1 ORGANIZATION AND COMPLIANCE. Seller is a professional corporation duly organized, validly existing and in good standing under the laws of the State of Virginia with its principal office and place of business at Lynchburg, Virginia. Seller has no interest, direct or indirect, and has no commitment to purchase or otherwise acquire any interest, direct or indirect, in any other corporation, partnership, joint venture or other business enterprise, except as specified in Schedule 3.1. Seller has all requisite corporate power and authority and is entitled to own or lease the Purchased Assets and to carry on Seller's Business as and in all places where such business is now conducted and such properties are owned or leased. The Purchased Assets constitute all of the tangible and intangible assets necessary to sell, license, and use the items and perform the services presently being sold, licensed, used or performed by Seller in connection with Seller's Business. Seller has complied in all material respects with all federal, state and local laws, rules, regulations and ordinances with respect to its operations and the conduct of Seller's Business. Seller is duly licensed, qualified or domesticated as a domestic or foreign corporation or has the appropriate corporate or individual professional registrations in the jurisdictions listed in Schedule 3.1 of which are all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license, qualification or domestication necessary. Schedule 3.1 lists (a) all locations where any Purchased Assets are located, or where Seller has an office or place of business or maintains any Inventory, and (b) all names under which Seller has operated during the past five years, if different from its present corporate name.

           3.2 OWNERSHIP OF SHARES. The Shareholders are the record and beneficial owners of all of the issued and outstanding shares of Seller as set forth in Schedule 3.2.

           3.3 ENFORCEABILITY OF AGREEMENT. Seller has the full corporate power and authority, and the Shareholders have the full right, power and capacity, to enter into and execute this Agreement and to carry out the transactions contemplated hereby in accordance with its terms. There are no outstanding contracts, demands, commitments or other agreements or arrangements under which Seller is or may become obligated to sell, transfer or assign any of the Purchased Assets. This Agreement and all transactions required hereunder to be performed by Seller have been duly and validly authorized and approved by all necessary corporate action. This Agreement has been duly and validly executed and delivered on behalf of Seller by its duly authorized officers, and has been duly and validly executed and delivered by each Shareholder. This Agreement constitutes the valid and legally binding obligation, subject to general equity principles, of Seller and each Shareholder, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

           3.4 NO INCONSISTENT OBLIGATIONS. Except as disclosed in Schedule 3.4, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein will result in a violation or breach of, or constitute a default under (a) the articles of incorporation or bylaws of Seller, (b) any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other instrument, contract, agreement or commitment, (c) any writ, order, judgment, decree, law, rule, regulation, or ordinance, (d) any applicable ruling or order of any administrative or governmental body, or (e) any other commitment or restriction, to which Seller or any Shareholder is a party or by which any of them or any of the Purchased Assets is subject or bound; nor will such actions result in (i) the creation of any claim, lien, charge or encumbrance on any of the Purchased Assets, (ii) the acceleration or creation of any obligation of Seller, (iii) the forfeiture of any material right or privilege of Seller, or (iv) the forfeiture of any material right or privilege of any Shareholder which may affect the Shareholder's ability to perform under this Agreement.

           3.5 CONSENTS. The execution and delivery of this Agreement by Seller and the Shareholders and the consummation of the transactions contemplated by this Agreement (a) do not require the consent, approval or action of, or any filing with or notice to, any person, firm or other entity, or any public, governmental or judicial authority, except as specified in Schedule 3.5, (b) do not require the consent or approval of members of Seller's board of directors pursuant to any business combination, takeover or other similar law, rule, regulation or ordinance, and (c) do not impose any other term, condition or restriction on Purchaser or the Purchased Assets pursuant to any business combination, takeover or other similar statute, rule or regulation.

           3.6 NO VIOLATION. Seller is not in default under or in violation of
(a) its articles of incorporation or bylaws, or (b) any writ, order, judgment, decree, law, rule, regulation, or ordinance, or (c) any applicable ruling or order of any administrative or governmental body.

           3.7 POSSESSION OF FRANCHISES, LICENSES, ETC. Seller possesses all, certificates, licenses, permits and other authorizations from public, governmental, regulatory or judicial authorities, that are necessary for the ownership, maintenance and operation of its properties, assets, and business and Seller is not in violation of any thereof.

           3.8 FINANCIAL STATEMENTS. Prior to the date hereof, Seller has delivered to Purchaser copies of Seller's Balance Sheet as at December 31, 1994, December 31, 1995, and December 31,1996, and Statements of Income, Retained Earnings and Cash Flows for the fiscal years then ended, together with the report thereon of Redey & Associates, P.C., independent certified public accountants. All of such financial statements (including any related notes and schedules thereto) (the "Audited Financial Statements") are true and correct and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years and present fairly the financial condition of Seller as at the respective dates thereof and the results of its operations and its cash flows for the periods then ended. Seller has also delivered to Purchaser copies of Seller's unaudited Balance Sheet as at December 31, 1997 (the "Unaudited Balance Sheet"), and unaudited Statements of Income, Retained Earnings and Cash Flows for the twelve month period then ended (such unaudited Statements of Income, Retained Earnings and Cash Flows, together with the Unaudited Balance Sheet, collectively the "Unaudited Financial Statements"). Except as disclosed in Schedule 3.8, the Unaudited Financial Statements (including any related notes and schedules thereto) are true and correct, have been prepared from the books and records of Seller in accordance with generally accepted accounting principles applied on a basis consistent with prior years, and present fairly the financial condition of Seller as at the date thereof and the results of its operations for the twelve-month period then ended.

           3.9 LIABILITIES. Seller has no debt, liability or obligation of any kind, whether accrued, absolute, known or unknown, contingent or otherwise (including, without limitation, (a) liability for any foreign, federal, state or local taxes, (b)unfunded liabilities with respect to any pension, profit-sharing or employee stock ownership plan, whether operated by Seller or any other entity, covering employees of Seller), except (i) those reflected on the Balance Sheet as at December 31, 1997 referred to in Paragraph 3.8 above (the "Unaudited Balance Sheet"), (ii) liabilities incurred in the ordinary course of business since December 31, 1997 (the "Reference Date"), and (iii) as specifically disclosed in Schedule 3.9.

           3.10 TITLE TO PROPERTIES. The Purchased Assets are all assets necessary to conduct Seller's Business as currently being conducted by Seller and as conducted during the periods covered by the Audited Financial Statements. Seller has, and upon consummation of the transactions contemplated by this Agreement at the Closing, Purchaser will have, good and marketable title to all of the Purchased Assets, real and personal, moveable and immovable, tangible and intangible, free and clear of any and all claims, liens, charges, restrictions and encumbrances of any kind or character, except (a) as expressly set forth in the Audited or Unaudited Balance Sheets as securing specific liabilities (with respect to which no default exists), (b) as disclosed in Schedule 3.10, (c) liens for real estate taxes which are not past due, and (d) minor imperfections of title and encumbrances, if any, which (i) are not substantial in amount, (ii) do not detract from the value of the property subject thereto or impair the operations of Seller's Business or the use of the Purchased Assets, and (iii) have arisen only in the ordinary course of business.

           3.11 RECEIVABLES. All notes receivable and accounts receivable which constitute part of the Purchased Assets are valid and collectible obligations of the respective makers thereof and were not and are not subject to any offset or counterclaim, except for amounts reserved against on the Audited or Unaudited Balance Sheets and, with respect to notes and accounts arising after the Reference Date and outstanding on the date hereof, except for a percentage thereof equal to the percentage which said reserved amounts on the Audited or Unaudited Balance Sheets constituted of the aggregate of notes and accounts receivable at the date of the Audited Balance Sheet.


           3.12 PERSONAL PROPERTY.

               (a) Except as set forth in Schedule 3.12(a), all of the machinery, equipment, vehicles, vessels and all other tangible personal property, which constitute part of the Purchased Assets, or which are leased by Seller pursuant to an Assigned Contract, are in good condition and repair, subject to normal wear and tear, suited for the use intended and operated in conformity with all applicable laws, rules, regulations and ordinances, including, without limitation, all applicable building and zoning laws, ordinances, and regulations.


           3.13 REAL PROPERTY.

               (a) Seller owns or has the right to occupy and use all the real property which is used or useable in Seller's Business (the "Real Property"), including the real property leased to Seller pursuant to an Assigned Contract.
Schedule 3.13(a)identifies each parcel or tract of the Real Property by location, legal description and improvements (if any) and describes the nature of the Company's interest therein and use thereof.


               (b) All agreements with respect to leases, easements, rights of way, licenses, usufructs and other non-ownership interests which are included in the Real Property, including any of the same which are granted to or by Seller (collectively the "Real Property Leases") are valid and in full force and effect in accordance with their terms. Seller has furnished Purchaser with copies of all written Real Property Leases, all of which are identified on Schedule 3.13(b) All copies of the Real Property Leases furnished to Purchaser are true, correct and complete and include any and all modifications thereof. There is not under any Real Property Lease (i) any default (or, to the knowledge of Seller or any of the Shareholders, any claimed default) by Seller, or any event of default or event which with notice or lapse of time, or both, would constitute a default by Seller and in respect of which Seller has not taken adequate steps to prevent a default on its part from occurring, or (ii) to the knowledge of Seller or any of the Shareholders, any existing default by any other party to the Real Property Lease, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any other party to the Real Property Lease. The interest of Seller in and under each Real Property Lease is unencumbered and subject to no present claim, contest, dispute, action or threatened action at law or in equity or otherwise.

               (c) Seller is lawfully in possession of all Real Property which is the subject of a Real Property Lease and with respect to which Seller is a lessee or has been granted an interest in such Property ("Leased Real Property"); and all conditions precedent to the obligation of Seller to take possession and continue to occupy all Leased Real Property have been fulfilled except for any obligations not yet due or required to be performed. Seller is presently occupying the entirety of each parcel of the

Leased Real Property for the purposes set forth in the Real Property Lease with respect thereto.


               (d) All buildings and improvements on the Real Property are in good condition and repair, suited for the operation of Seller's Business and are in compliance in all material respects with all applicable laws, rules, regulations, and ordinances, including, without limitation, all applicable building, electrical, plumbing, gas, fire, environmental and other regulatory laws, rules, regulations, and ordinances, and Seller has not received any notice of any violation or alleged violation of any thereof. No toxic or hazardous materials were used in the construction or improvements of any building located on the Real Property or otherwise used by Seller in connection with Seller's Business.


               (e) All requisite certificates of occupancy and other permits or approvals required with respect to the improvements on any of the Real Property and the occupancy and use thereof have been obtained and are currently in effect.

               (f) Except as set forth in Schedule 3.13(f), Seller owns unencumbered title in and to the improvements, if any, on the Leased Real Property.

               (g) Except as set forth in Schedule 3.13(k), no rent or use fee has been paid in advance, no security deposit has been paid and no brokerage commission is payable by Seller with respect to any Real Property Lease.


           3.14 AUTHORITY TO CONDUCT BUSINESS AND INTELLECTUAL PROPERTY RIGHTS. Seller has the means, rights and information required to offer for sale and perform the services as presently being offered for sale, or performed by Seller, including, without limitation, the means, rights and information required to offer for sale, and perform all such services without incurring any liability for license fees or royalties or any claims of infringement of patents, trade secrets, copyrights, trademark, service mark, or other proprietary rights. Schedule 3.14 describes all proprietary inventions, designs, ideas, processes, methods and other know-how of Seller which are valuable in the operation of Seller's Business and, with respect to each such item, indicates whether Seller holds any patent or patent application therefor (in each such case, identifying the date(s) and jurisdiction(s) in which the patent was granted or applied for and the number of such patent or application) or has sought any advice as to the patentability of the same (in each such case, summarizing such advice) or believes it has trade secret protection therefor (in each such case, providing a description of the measures which have been taken to protect the secrecy of the item). Seller is not a party to, either as licensor or licensee, and is not bound by or subject to, any license agreement for any patent, process, trademark, service mark, trade name or copyright, except as described in Schedule 3.14. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Seller are listed in Schedule 3.14, and, to the extent indicated thereon, have been duly registered in, filed in or issued by the U.S. Patent and Trademark Office or the corresponding agency or office of the states of the United States or foreign countries indicated.
There are no rights of third parties with respect to any trademark, service mark, trade secrets, trade name, patent, patent application, invention or device which would have an adverse effect on the operations or prospects of Seller. Seller has complied with all applicable laws, rules, regulations and ordinances relating to the filing or registration of "fictitious names" or trade names, and all such filings are identified in Schedule 3.14.

           3.15 MATERIAL CONTRACTS. The Assigned Contracts include all existing contracts and commitments of Seller (a) which are necessary to conduct Seller's Business in the same manner as currently conducted by Seller, (b) by which the Purchased Assets may be bound or affected, or (c) which relate to or effect the Purchased Assets, in each case whether written or oral. Seller has heretofore delivered to Purchaser a true, correct and complete copy of each of the written Assigned Contracts and a complete and accurate summary of each oral Assigned Contract. All of the Assigned Contracts have been entered into in the ordinary course of Seller's Business, and are valid and effective in accordance with their terms. None of the Assigned Contracts constitute a restraint of trade under any applicable state or federal law. Seller has performed all obligations to be performed by it as of the date of this Agreement under all Assigned Contracts, and Seller is not in default or in arrears under any of the terms thereof. No condition exists or has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default or accelerate the maturity of, or otherwise modify, any Assigned Contract; and all Assigned Contracts are in full force and effect. To the knowledge of the Shareholders and Seller, no default by any other party to any Assigned Contract is known or claimed by Seller to exist.

           3.16 INSURANCE. Schedule 3.16 contains a complete list and description of all fire, theft, casualty, life, title, automobile, liability and other policies of insurance maintained by Seller, all of which are, and will be maintained through the Closing Date, in full force and effect. Seller has delivered to Purchaser a true, correct and complete copy of each such insurance policy. All premiums due thereon have been paid and Seller has not received any notice of cancellation with respect thereto. Schedule 3.16 also lists and describes all known occurrences which may form the basis for a claim by or on behalf of Seller under any such policy; and Seller has timely given notice of all such occurrences to the appropriate insurer and has not waived (either intentionally or inadvertently) its right to make the related claim under any such policy.


           3.17 CONTINGENCIES. Except as set forth in Schedule 3.17, there are no actions, suits, claims, demands or proceedings pending or threatened against, by or affecting Seller or the Purchased Assets in any court or before any arbitrator, private alternative dispute resolution system or governmental agency, nor do there exist any other "loss contingencies" (as such term is defined in Statement of Financial Standards No. 5 of the Financial Accounting Standards Board), the eventual outcome of which might have an adverse effect on Seller, the Purchased Assets, the operation of Seller's Business after the Closing, or which would prevent or impede the transactions contemplated by this Agreement. Except as set forth in Schedule 3.17, Seller has not been charged with, nor is it under investigation with respect to any charge concerning, any violation of any provision of any federal, state or other applicable law, rule, regulation, or ordinance, or order, decree or governmental restriction with respect to Seller's Business. There are no unsatisfied judgments against Seller or any consent decrees, writs, restraining orders, or preliminary or permanent injunctions to which Seller or any of the Purchased Assets are subject.

           3.18 TAXES. Except as disclosed in Schedule 3.18, all taxes (including, without limitation, all income, property, sales, use, customs, franchise, value added, ad valorem, withholding, employees' income withholding, and social security taxes, and all other taxes imposed on Seller or its income, properties, sales, franchises, operations or Employee Benefit Plans or trusts), and all deposits in connection therewith required by applicable law, imposed by any federal, state, local or foreign jurisdiction, or by any other governmental unit or taxing authority, and all interest and penalties thereon (all of the foregoing hereafter collectively referred to as "Taxes"), which are due and payable by Seller for all periods through the date hereof have been paid in full, and adequate reserves for all other Taxes, whether or not due and payable, and whether or not disputed, have been set up on the books of Seller. From and after the date of this Agreement, Seller will duly file all returns and reports with respect to Taxes, and will pay all Taxes imposed on Seller which directly or indirectly affect Purchaser's operation of Seller's Business or the Purchased Assets after the Closing Date, or which might create a lien or encumbrance on the Purchased Assets, or which would adversely affect Purchaser's ability to carry on Seller's Business after the Closing Date. Seller has duly filed all federal, state, local and foreign tax returns and reports (including, without limitation, returns for estimated tax), and all returns and reports of all other governmental units or taxing authorities having jurisdiction, with respect to all Taxes, all such returns and reports show the correct and proper amount due, and all Taxes shown on such returns or reports and all assessments received by Seller have been paid to the extent that such Taxes, or any estimates thereon, have become due.



           3.19 EMPLOYMENT AND LABOR MATTERS.

               (a) Schedule 3.19(a) lists all employees and agents who on the date hereof perform services on a regular basis in the business operations of or for Seller. No such employee or agent has terminated his employment, nor, to the knowledge and belief of the Shareholders and Seller, plans not to accept employment with Purchaser after the Closing Date.


               (b) Except as set forth in Schedule 3.19(b), Seller has materially complied with all federal, state and local laws, rules, regulations and ordinances respecting health, safety and working conditions of its employees, including, without limitation, the Occupational Safety and Health Act of 1970, Pub. L. 91-596, as amended.


           3.20 EMPLOYEE BENEFIT MATTERS.

               (a) Schedule 3.20 lists all plans, programs, and similar agreements, commitments or arrangements maintained by or on behalf of Seller or any other party that provide benefits or compensation to, or for the benefit of, current or former employees of Seller ("Plan" or "Plans"). Except as set forth on Schedule 3.20, only current and former employees of Seller participate in the Plans Copies of all Plans and, to the extent applicable, all related trust agreements, actuarial reports, and valuations for the most recent three years, all summary plan descriptions, prospectuses, Annual Report Form 5500s or similar forms (and attachments thereto) for the most recent three years, all Internal Revenue Service determination letters, and any related documents requested by Purchaser, including all amendments, modifications and supplements thereto, have been delivered to Purchaser, and all of the same are true, correct and complete.

               (b) With respect to each Plan, except as set forth on Schedule 3.20: (i) no litigation or administrative or other proceeding is pending or threatened involving such Plan; (ii) such Plan has been administered and operated in compliance with, and has been amended to comply with all applicable laws, rules, and regulations, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code, and the regulations issued under ERISA and the Internal Revenue Code; (iii) Seller and its predecessors, if any, have made and as of the Closing Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan; (iv) such Plan is fully funded in an amount sufficient to pay all liabilities accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the date hereof, or the Unaudited Balance Sheet contains adequate reserves or paid-up insurance has been provided, therefor; (v) on the Closing Date such Plan will be fully funded in an amount sufficient to pay all liabilities accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the Closing Date, or adequate reserves will be set up on Seller's books and records, or paid-up insurance will be provided, therefor; and (vi) such Plan has been administered and operated only in the ordinary and usual course and in accordance with its terms, and there has not been in the four years prior hereto any material increase in the liabilities of such Plan.

               (c) Schedule 3.20 lists each Plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA, including any terminated employee benefit plans and Multi employer Benefit Plans, which covers or covered any employee of Seller ("ERISA Plan").

               (d) Of the ERISA Plans, only the _______________ (collectively the "Company Plans") are "employee pension benefit plans" within the meaning of
Section 3(2) of ERISA. With respect to each Company Plan, except as set forth on
Schedule 3.20: (i) such Company Plan constitutes a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code and the trust thereunder is exempt from federal income tax under Section 501(a) of the Internal Revenue Code; (ii) all minimum funding standards required by law with respect to the funding of benefits payable or to be payable under such Company Plan have been met; (iii) there is no "accumulated funding deficiency" within the meaning of Internal Revenue Code Section 412 under such Company Plan; (iv) no reportable event as described in Section 4043 of ERISA has occurred, or is continuing, with respect to such Company Plan, and Seller has not incurred any liability to the Pension Benefit Guaranty Corporation; (v) if such Company Plan is a defined benefit plan, the fair market value of the assets of the Company Plan trust are not less than the actuarial present value of benefits (both vested and nonvested) accrued under such Company Plan with respect to participants and beneficiaries, determined on a termination basis and as though all such accrued benefits were fully vested and nonforfeitable as of the Closing Date, taking into consideration the subsidies required under the Internal Revenue Code and the regulations and rulings thereunder and using the ongoing actuarial methods and assumptions of such Company Plan, which methods and assumptions are reasonable both individually and in the aggregate; and (vi) if the Company Plan is a defined contribution plan, it is funded in an amount equal to the participants' account balances, whether or not vested.


               (e) To the extent Seller or Purchaser is adopting or continuing any Plan, nothing contained in this Agreement shall limit or restrict Purchaser's right from and after the Closing Date to amend or to modify any of the Plans in such manner as Purchaser deems appropriate or to terminate any of the Plans.

           3.21 ENVIRONMENTAL MATTERS. Seller (including its predecessors for whose acts and omissions it is responsible) has complied in all material respects with all applicable laws, rules, regulations and ordinances relating to pollution and environmental control. All hazardous or toxic waste, materials and substances on, in, under or off-site from the Real Property, have been properly removed and disposed of, and no past or present disposal, spill or other release of, or treatment, transportation or other handling of, hazardous waste, materials or substances on, in, under or off-site from any Real Property, or adjacent property, will subject Seller to corrective or compliance action or any other liability. Adequate reserves have been established on the Audited or Unaudited Balance Sheets to cover all costs of environmental compliance and such reserves will be adequate on the Closing Date. Schedule 3.21 contains a true, correct and complete description of (a) all permits, regulatory plans and compliance schedules with respect to Seller or the Purchased Assets, and (b) all litigation, investigations, inquiries, and other proceedings, rulings, orders or citations pending, or to the knowledge of the Shareholders or Seller, threatened or contemplated by government officials with respect to Seller or the Purchased Assets, in each case relating to emissions or potential emissions into the environment of solids, liquids, gases, heat, light, noise, radiation and other forms of matter or energy ("Emissions") or the proper disposal of materials, including solid waste materials ("Disposals"). Seller has delivered to Purchaser true, correct, and complete copies of the permits, regulatory plans and compliance schedules, if any, described in Schedule 3.21. The terms of such permits, regulatory plans and schedules have not been modified from those set forth in the copies delivered to Purchaser. Seller is not in violation of any of the permits, plans or compliance schedules described in or required to be described in the Schedules attached hereto or of any law, rule, regulation, ordinance, order or decree regulating Emissions and Disposals. Seller has received all permits and approvals with respect to Emissions and Disposals required for the operation of Seller's Business. Seller has kept all records and made all filings required by applicable laws, rules, regulations and ordinances with respect to Emissions and Disposals.


           3.22 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Seller nor any officer, employee or agent of Seller, nor any other person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction) which (a) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which might have an adverse effect on the Purchased Assets, (b) if not given in the past, might have had an adverse effect on the Purchased Assets or Seller's Business, or (c) if not continued in the future, might adversely affect the Purchased Assets, Seller's Business, or Seller's operations, cash flows or prospects or which might subject Seller to suit or penalty in any private or governmental litigation or proceeding.

           3.23 GOVERNMENT REPORTS. Schedule 3.23 contains a true, correct and complete list, and Seller has heretofore furnished Purchaser with true, correct and complete copies of, all reports, if any, filed during the past five years, by Seller with (a) the Equal Employment Opportunity Commission, Federal Trade Commission, Department of Justice, Occupational Safety and Health Administration, Internal Revenue Service (other than tax returns and standard forms relating to compensation or remuneration of employees), Environmental Protection Agency and Securities and Exchange Commission or (b) any state or local agency which performs equivalent functions.

           3.24 AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES. Except as set forth in Schedule 3.24, Seller is not directly or indirectly a party to any contract, agreement, or lease with, or any other commitment to, (a) any party owning, or formerly owning, beneficially or of record, directly or indirectly, any of the shares of or other equity interest in Seller, (b) any person related by blood, adoption or marriage to any such party, (c) any director or officer of Seller, (d) any corporation or other entity in which any of the foregoing parties has, directly or indirectly, at least a five percent (5.0%) beneficial interest in the share capital or other type of equity interest in such corporation, or (e) any partnership in which any such party is a general partner (any or all of the foregoing being herein referred to as "Related Parties"). Without limiting the generality of the foregoing, except as disclosed in
Schedule 3.24, (i) no Related Party, directly or indirectly, owns or controls any assets or properties which are or have been used in Seller's Business, and
(ii) no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business (X) which is or which within the last three years has been a competitor, customer or supplier of Seller or has done business with Seller, or (Y) which as of the date hereof sells or distributes products or services which are similar or related to Seller's products or services.

           3.25 ABSENCE OF CHANGES. Except as expressly provided for in this Agreement or as may be set forth in Schedule 3.25, since the Reference Date:

               (a) there has been no change in the business, assets, liabilities, results of operations, financial condition or prospects of Seller or in its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business;

               (b) there has been no damage, destruction or loss to the properties or business of Seller, whether or not covered by insurance, which has or will have an adverse effect on such properties or business, or the operations, or prospects of Seller;

               (c) the business of Seller has been operated in the ordinary course and consistent with its prior practices, and not otherwise;

               (d) the Purchased Assets of Seller have been maintained in good order, repair and condition, ordinary wear and tear excepted;

               (e) the books, accounts and records of Seller have been maintained in the usual, regular and ordinary manner on a basis consistent with prior years;

               (f) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the share capital of Seller, nor has there been any direct or indirect redemption, retirement, purchase or other acquisition of any of the share capital or other securities of Seller;

               (g) there has been no (i) increase in the compensation or in the rate of compensation or commissions payable or to become payable by Seller to any director, officer, manager, or to any other employee or agent of Seller earning $30,000 or more per annum; or (ii) payment of or commitment to pay any bonus, profit share or other extraordinary compensation to any employee;

               (h) there has been no mortgage, charge, lien, claim or other encumbrance or security interest (other than liens for current taxes which are not past due) created on or in any of the Purchased Assets or assumed by Seller with respect to any Purchased Assets;

               (i) there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Seller, except current liabilities incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with its prior practice, none of which individually or in the aggregate adversely affects the business or financial condition of Seller;

               (j) no indebtedness, liability or obligation (whether absolute, accrued, contingent or otherwise) has been discharged or satisfied, other than current liabilities reflected in the Audited or Unaudited Balance Sheets of Seller as at the Reference Date, and current liabilities incurred since the date thereof in the ordinary course of business and consistent with its prior practice;

               (k) there has been no sale, transfer, lease or other disposition of any asset or assets of Seller, except sales of inventory in the ordinary course of Seller's Business, and no debt to, or claim or right of, Seller has been canceled, compromised, waived or released;

               (l) there has been no amendment, termination or waiver of, or any notice of any amendment, termination or waiver of, any material right of Seller under any contract, agreement or lease, or governmental license, permit or permission;

               (m) there have been no amendments or other corporate actions having the effect of an amendment increasing past or future contributions of any kind whatsoever to any Employee Benefit Plan of Seller;

               (n) Seller has not (i) paid any judgment resulting from any suit, proceeding, arbitration, claim or counterclaim or (ii) made any payment to any party of more than $1,000 in settlement of any suit, proceeding, arbitration, claim or counterclaim;


               (o) Seller has not acquired any capital shares or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm, or corporation; and



           3.26 FULL DISCLOSURE. No representation, warranty or covenant of Seller or the Shareholders contained in this Agreement or in any other written statement or certificate delivered by the Seller and the Shareholders, or any of them, pursuant to this Agreement or in connection with the transactions contemplated herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to Seller or the Shareholders which materially adversely affects, or in the future may materially adversely affect, the business, operations, cash flows, affairs, prospects, properties or assets or the condition, financial or otherwise, of Seller which has not been disclosed in this Agreement, or in the documents, certificates and written statements furnished to Purchaser for use in connection with the transactions contemplated hereby.


4.         REPRESENTATIONS AND WARRANTIES OF PURCHASER.

           As an inducement to the Shareholders and Seller to enter into this Agreement and to sell the Purchased Assets to Purchaser, Purchaser hereby represents, warrants and covenants as follows:

           4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

           4.2 AUTHORIZATION; NO INCONSISTENT AGREEMENTS. Purchaser has full corporate power and authority to make, execute and perform this Agreement, and the transactions contemplated hereby. This Agreement and all transactions required hereunder to be performed by Purchaser have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered on behalf of Purchaser by its duly authorized officers, and this Agreement constitutes the valid and legally binding obligation of Purchaser enforceable, subject to general equity principles, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated will constitute a violation or breach of the articles of incorporation or the bylaws of Purchaser or any provision of any contract or other instrument to which Purchaser is a party or by which any of the assets of Purchaser may be affected or secured, or any order, writ, injunction, decree, statute, rule or regulation to which Purchaser is subject, or will result in the creation of any lien, charge, or encumbrance on any of the assets of Purchaser or acceleration of any debt.


           4.3 SHARES ISSUED. The shares issued by Purchaser to Shareholders pursuant to this Agreement are validly issued fully paid and non assessable and free of preemptive rights.


           4.4 FINANCIAL STATEMENTS. Purchaser has delivered to Seller its Annual Reports, including Consolidated Balance Sheets and Consolidated Statements of Operations, for its fiscal years ended June 30, 1996 and June 30, 1997, together with its most recent Form 10-K and 10-Q. All financial statements (including notes and schedules thereto, statements made by Purchaser, its officers and directors relating hereto, and the report thereon by Arthur Andersen LLP, independent certified public accountants) (the Purchaser's Financial Statements) are true and correct and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years, except as set forth in the Purchaser's Financial Statements, and present fairly the financial condition of Seller at the respective dates thereof and the results of its operations for the periods then ended.

           4.5 ABSENCE OF UNDISCLOSED ADVERSE CONDITIONS OR CHANGES. Except as set forth in Schedule 4.5, since September 30, 1997.

           (a) there has been no material adverse change in the business, assets, liabilities, results of operations, financial condition or products of Purchaser and the business of the Purchaser has been operated in the ordinary course and consistent with its prior practices;

           (b) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the share capital of Purchaser, nor any direct or indirect redemption, retirement, purchase or other acquisitions of the share capital or other securities of the Purchaser except pursuant to open market purchases of Versar common stock for its 401(k) plan, shares issued in connection with the merger with Science Management Corporation and contributions to Purchaser's 401(k) plan.

           (c) there has been no material indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, discharged or satisfied by Purchaser, except in the ordinary course of business and consistent with prior practice, nor has there been any material litigation, proceeding, lien or claim materially affecting its business; and

           (d) there has been no amendment, termination or waiver of, or any notice of any amendment, termination or waiver of, any material right of Purchaser under any contract, agreement or lease, or governmental license, permit or permission which materially affects the financial statements of Purchaser


           4.6 FULL DISCLOSURE. No representation, warranty or covenant of Purchaser contained in this Agreement, or in any other written statement or certificate delivered by Purchaser pursuant to this Agreement or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

5.         CONDUCT OF SELLER'S BUSINESS PENDING CLOSING.

           Seller and the Shareholders covenant and agree that, except as may otherwise be provided herein, without the prior written consent of Purchaser, between the date hereof and the Closing Date:

           5.1 BUSINESS IN THE ORDINARY COURSE. Seller's Business shall be conducted only in the ordinary and usual course and consistent with prior practices, without the creation of any additional indebtedness for borrowed money, provided, that Seller may continue to draw on its existing lines of credit with Central Fidelity Bank in a manner consistent with its past practices. Without limiting the generality of the foregoing:

               (a) Except as provided in Paragraph 1.1(h) above, and except as provided in Paragraph 5.1(b) below, Seller shall not enter into any contracts, agreements or other arrangements in connection with Seller's Business, and except as otherwise expressly provided herein, Seller will not enter into any contract nor effect any transaction with any Related Party.

               (b) Seller shall not enter into any contracts, agreements or other arrangements to sell, distribute or supply goods or services to any customer or any third party except in the ordinary course of Seller's Business at prices and on terms consistent with the prior operating practices of Seller.

               (c) Seller shall not sell, assign, transfer, convey, pledge, mortgage, encumber or otherwise dispose of, or cause the sale, assignment, transfer, conveyance, pledge, mortgage, encumbrance or other disposition of any of the Purchased Assets.

               (d) All contracts or commitments of Seller for the purchase of products, services and supplies shall be entered into only in the ordinary and regular course of business to enable Seller to conduct its normal business operations, at prices and on terms consistent with the prior operating practices of Seller.

               (e) Seller shall maintain, preserve and protect all of the Purchased Assets in good condition, except for ordinary wear and tear and damage by fire or other casualty; and Seller shall maintain in full force and effect all insurance policies referred to in Paragraph 3.16 above or other insurance equivalent thereto.

               (f) The books, records and accounts of Seller shall be maintained in the usual, regular and ordinary course of business on a basis consistent with prior practices and in accordance with generally accepted accounting principles.

               (g) Seller shall use its best efforts to preserve Seller's Business, to keep available the services of Seller's present employees, to preserve the goodwill of Seller's suppliers, customers and others having business relations with Seller, and to assist Purchaser in retaining the services of key employees and agents of Seller after the Closing Date on terms satisfactory to Purchaser.

           5.2 NO MATERIAL CHANGES. No action shall be taken by Seller or any Shareholder which shall materially alter the organization, capitalization, or financial structure, practices or operations of Seller's Business. Without limiting the generality of the foregoing:

               (a) No change shall be made in the articles of incorporation or bylaws of Seller.

               (b) No change shall be made in the authorized or issued share capital of Seller.

               (c) Neither Seller nor any Shareholder shall issue or grant any right or option to purchase or otherwise acquire any share capital or other security of Seller.

               (d) No dividend or other distribution or payment shall be declared or made with respect to any share capital of Seller, and Seller shall not, directly or indirectly, redeem, purchase or otherwise acquire any share capital.

               (e) No change shall be made affecting the banking arrangements of Seller.

               (f) Seller shall not liquidate or voluntarily declare bankruptcy or seek the appointment of a receiver, trustee or custodian.

           5.3 COMPENSATION. No increase shall be made in the compensation payable or to become payable to any director, officer, employee or agent of Seller, and no bonus or profit-share payment or other arrangement (whether current or deferred) shall be made to or with any such director, officer, employee or agent, except the payment of bonuses as set forth on Schedule 3.25. No officer, director or employee shall be hired, and no consultant or agent shall be retained, by Seller at a salary or fee in excess of $60,000 per annum.

           5.4 EMPLOYEE BENEFIT PLANS.

               (a) Seller shall not cause or permit any ERISA Plan to be involved in any transaction which constitutes a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Internal Revenue Code or a class or administrative exemption issued by the Department of Labor; Seller shall not cause or permit any ERISA Plan or fiduciary of such ERISA Plan to be involved in a breach of fiduciary duty under Section 404 of ERISA; and Seller shall timely make all filings, returns and reports, and timely give all notices which are required under ERISA or the Internal Revenue Code.

               (b) With respect to the Company Plans, Seller shall take such actions, and refrain from such actions, as are necessary to maintain the qualification of each such Plan under Section 401(a) of ERISA, and the exemption of the trust maintained for each such Plan under Internal Revenue Code Section 501(a).

               (c) Seller shall timely make all contributions and other payments to its Plans which it is obligated to make as of the date hereof. Other than contributions or payments declared or obligated to be paid to the Plans as of the date hereof, no contribution shall be declared for or paid to any Plan including, without limitation, Company Plans.

               (d) No amendment or change to the provisions of any Company Plan shall be made or adopted prior to the Closing Date.

6.         CONDITIONS TO OBLIGATIONS OF PURCHASER.

           All obligations of Purchaser under this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by
Purchaser:

           6.1 PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings taken in connection with the consummation of the transactions contemplated herein and all documents and papers reasonably required in connection therewith shall be reasonably satisfactory to Purchaser and its counsel, and Purchaser and its counsel shall have timely received copies of such documents and papers, all in form and substance satisfactory to Purchaser and its counsel, as reasonably requested by Purchaser or its counsel in connection therewith.

           6.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 3 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of Seller or the Shareholders, in connection with the transactions contemplated by this Agreement shall be true and correct as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true and correct at and as of such time.

           6.3 COMPLIANCE WITH AGREEMENTS AND CONDITIONS. Seller and each Shareholder shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by each such party prior to or on the Closing Date.

           6.4 CERTIFICATES OF SELLER AND THE SHAREHOLDERS. Seller and the Shareholders shall have delivered to Purchaser certificates executed by the president of Seller and by each Shareholder, dated as of the Closing, certifying in such detail as Purchaser may reasonably request as to (a) the fulfillment and satisfaction of the conditions specified in Paragraphs 6.2 and 6.3 above, and
(b) the absence of any material adverse change in Seller's Business prior to the Closing.

           6.5 RESOLUTIONS. Purchaser shall have received duly adopted resolutions of the Board of Directors and Shareholders of Seller, certified by the Secretary or Assistant Secretary of Seller, dated the Closing Date, authorizing and approving the execution of this Agreement and all other action necessary to enable Seller to comply with the terms hereof.

           6.6 OPINION OF COUNSEL. Purchaser shall have received from Peter O. Ward, Jr., counsel for Seller and the Shareholders, an opinion, dated as of the date of Closing, in substantially the forms set forth in Exhibit G attached hereto.

           6.7 GOVERNMENT CONSENTS. Purchaser shall have received from any and all persons, firms, and other legal entities, or any public or governmental authorities, bodies or agencies or judicial authority having jurisdiction over the transactions contemplated by this Agreement, or any part hereof, such consents, authorizations and approvals as are necessary for the consummation thereof, and all notices required to be given to government authorities shall have been given and all applicable waiting periods shall have expired.

           6.8 OTHER CONSENTS. Seller shall have delivered to Purchaser such consents and approvals from Seller's lessors, lenders and other persons, firms and other entities having business relations with Seller as are necessary in Purchaser's reasonable opinion for the assignment to and assumption by Purchaser, and the continuation in full force and effect after the Closing, (a) of the Assigned Contracts, and (b) of Seller's Business in the same manner as conducted prior to the Closing. The parties agree to enter into a subcontract in order that a transfer of all contract performance of the Acquired Contracts will be made to Purchaser in all cases and, that irrespective of any assignment or failure to obtain assignment obligation of performance and the right to any consideration will be held by Purchaser.

           6.9 INTERIM STATEMENTS. Purchaser shall have received a copy of Seller's unaudited financial statements as at the end of the calendar month immediately preceding the Closing Date (or if the Closing Date is within the first 15 days of any calendar month, as at the end of the next previous calendar month) and for the period then ended (the "Interim Statements"), accompanied by the representation, warranty and covenant of Seller and the Shareholders that such financial statements (a) are true and correct in all material respects, (b) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, and (c) present fairly the financial condition of Seller as at such date and the results of its operations for the period then ended. The facts disclosed by the Interim Statements shall not be inconsistent with the representations and warranties of Seller and the Shareholders set forth in this Agreement at and as of the Closing Date.

           6.10 EMPLOYMENT AGREEMENTS. Purchaser shall have employed the individuals specified in Paragraph 2.6 above in accordance with the provisions of that paragraph.

           6.11 CLOSING SCHEDULES. Schedules shall have been agreed to by the parties hereto in accordance with the provisions of this Agreement.

           6.12 NO INCONSISTENT REQUIREMENTS. No legal action shall have been commenced by any public authority or private party seeking to enjoin or prohibit the transactions contemplated hereby.

           6.13 MISCELLANEOUS. Purchaser and its counsel shall have received such other opinions, certifications and documents from Seller or the Shareholders as Purchaser and its counsel may reasonably request.


7.         CONDITIONS TO OBLIGATIONS OF SELLER AND THE SHAREHOLDERS.

           All of the obligations of Seller and the Shareholders, under this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Seller on behalf of itself and each of the
Shareholders:

           7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 4 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by Purchaser in connection with the transactions contemplated by this Agreement shall be true and correct on and as of the Closing Date.

           7.2 COMPLIANCE WITH AGREEMENTS AND CONDITIONS. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.

           7.3 CERTIFICATE OF PURCHASER. Purchaser shall have delivered to Seller a certificate, dated the Closing Date, certifying in such detail as Seller may reasonably request to the fulfillment and satisfaction of the conditions specified in Paragraphs 7.1, and 7.2 above.

           7.4 RESOLUTIONS. Purchaser shall have delivered to Seller duly adopted resolutions of the Board of Directors of Purchaser, certified by the Secretary or an Assistant Secretary of Purchaser, dated the Closing Date, authorizing and approving the execution of this Agreement by Purchaser and all other action necessary to enable Purchaser to comply with the terms of this Agreement.

           7.5 OPINION OF COUNSEL. Seller and the Shareholders shall have received from James C. Dobbs, counsel for Purchaser, an opinion, dated the Closing Date, in substantially the form set forth in Exhibit H attached hereto.

           7.6 CLOSING SCHEDULES. Schedules shall have been agreed to by the parties hereto in accordance with the provisions of this Agreement.

           7.7 NO INCONSISTENT REQUIREMENTS. No legal action shall have been commenced by any public authority and no judicial or administrative order shall have been issued seeking to enjoin or prohibit the transactions contemplated hereby.

8.         INDEMNITIES.

           8.1 INDEMNIFICATION OF PURCHASER. Seller and the Shareholders shall, jointly and severally, indemnify and hold harmless Purchaser, and its direct and indirect parent corporations and affiliates, their officers and directors (hereafter collectively "Indemnities") from and against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement pursuant to Paragraph 8.3(b) below ("Indemnified Losses"), suffered or incurred by any Indemnitee by reason of, or arising out of:

               (a) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of Seller or any of the Shareholders contained in this Agreement or in any certificate, schedule, instrument or document delivered to Purchaser by or on behalf of Seller or any of the Shareholders pursuant to the provisions of this Agreement, including, without limitation, the Disclosure Memorandum;

               (b) all obligations and liabilities of Seller other than the Assumed Liabilities, whether direct or indirect, fixed or contingent, known or unknown, including, without limitation, all obligations and liabilities resulting from or arising out of any default, performance or non-performance by Seller prior to the Closing under or with respect to any Assigned Contract; and

               (c) any claims, liabilities, obligations, damages, costs, and expenses, known or unknown, fixed or contingent, claimed or demanded by third parties against Purchaser arising out of or resulting from Seller's operation of its business (including

Seller's Business) or the Purchased Assets prior to and including the Closing Date, including, without limitation, any liability or obligation described in Paragraph 8.1(b) above.

           8.2 PAYMENT. Seller and the Shareholders shall, subject to the provisions of Paragraphs 8.3, reimburse Indemnities, within 10 days of written demand on Seller and the Shareholders, for any Indemnified Loss. Notwithstanding anything contained in Paragraph 8, the liability of all Shareholders shall be limited to the amount of consideration received pursuant to Paragraph 1.3 and further, the liability of Shareholders Charles R. Bourn, Jr., Randy G. Parish and Randal S. Vanghan to reimburse the Indemnities shall be limited to $50,000 each.


           8.3 DEFENSE OF CLAIMS.

               (a) If any claim or action by a third party arises after the Closing Date for which Seller and the Shareholders may be liable under the terms of this Agreement, then Indemnities shall notify Seller (who shall also act as agent for the Shareholders for purposes of such claim or action) within a reasonable time after such claim or action arises and is known to Indemnities, and shall give Seller a reasonable opportunity:

                          (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend Indemnities;

                          (ii) to take all other required steps or proceedings to settle or defend any such claim or action; and

                          (iii) to employ counsel to contest any such claim or action in the name of Indemnities or otherwise.

The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by Seller and the Shareholders. If Seller and the Shareholders wish to assume the defense of such claim or action, then Seller shall give written notice to Indemnities within 30 days after notice from Indemnities of such claim or action (unless the claim or action reasonably requires a response in less than 30 days after the notice is given to Seller, in which event they shall notify Indemnities at least 10 days prior to such reasonably required response date), and Seller and the Shareholders shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to Indemnities; provided that Indemnities may participate in such defense at their own expense and shall, in any event, have the right to control the defense of the claim or action.

               (b) If Seller and the Shareholders do not assume the defense of, or if after so assuming Seller and the Shareholders fail to defend, any such claim or action, then Indemnities may defend against such claim or action in such manner as they may deem appropriate (provided that Seller and the Shareholders may participate in such defense at their own expense) and Indemnities may settle such claim or litigation on such terms as they may deem appropriate, and Seller and the Shareholders jointly and severally shall promptly reimburse Indemnities for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by Indemnities in connection with the defense against and settlement of such claim or action. If no settlement of such claim or litigation is made, Seller and the Shareholders jointly and severally shall satisfy any judgment rendered with respect to such claim or in such action, before Indemnities are required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by Indemnities in the defense of such claim or litigation.

               (c) If a judgment is rendered against any of the Indemnities in any action covered by the indemnification hereunder, or any lien in respect of such judgment attaches to any of the assets of any of the Indemnities, Seller and the Shareholders shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of Seller and the Shareholders, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, Seller and the Shareholders shall forthwith pay such judgment or discharge such lien before any of Indemnities is compelled to do so.


9.   SURVIVAL OF REPRESENTATIONS AND OTHER PROVISIONS.

           9.1 SURVIVAL. The representations, warranties, covenants, agreements and indemnifications of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore or hereafter made by Purchaser and the consummation of the transactions contemplated herein and shall continue in full force and effect for the period (the "Survival Period") beginning on the Closing Date and continuing until February 1, 2001. Provided, however, that the Survival Period shall be extended automatically to include any time period necessary to resolve a specific claim for indemnification which was made before expiration of the Survival Period but not resolved prior to its expiration;

and provided, further, that any such extension shall apply only as to claims asserted and not so resolved within the Survival Period.

           9.2 LIABILITIES NOT ASSUMED. Notwithstanding the provisions of Paragraph 9.1 above, Seller shall remain liable, during the Survival Period and thereafter, for all liabilities and obligations of Seller not assumed pursuant to Paragraph 1.5 above, including, without limitation, the liabilities and obligations specified in Paragraph 1.6 above.

10.        TERMINATION.

           10.1 TERMINATION FOR CERTAIN CAUSES. This Agreement may be terminated at any time prior to or on the Closing Date by Seller or Purchaser upon written notice to the other party as follows, and, upon such termination of this Agreement, no party hereto shall have any liability to the other:

               (a) By Purchaser, if a material adverse change in the financial condition or business of Seller shall have occurred, or any substantial part of the Purchased Assets of Seller are destroyed due to fire or other casualty.

               (b) By Purchaser if the terms, covenants or conditions of this Agreement to be complied with or performed by the Shareholders and Seller at or before the Closing Date shall not have been complied with or performed and such noncompliance or nonperformance shall not have been waived by Purchaser.

               (c) By Purchaser, if there is any fact or condition with respect to Seller's Business, the Purchased Assets, or any obligation of Seller, which materially and adversely affects such business, assets, or the Assumed Liabilities, or the value or continuance of the Seller's Business.

               (d) By Seller and the Shareholders, if the terms, covenants or conditions of this Agreement to be complied with or performed by Purchaser at or before the Closing Date shall not have been complied with or performed and such noncompliance or nonperformance shall not have been waived by Seller and the Shareholders.

               (e) By any party, if any action, suit or proceeding shall have been instituted or threatened against any party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of any party, makes consummation of the transactions herein contemplated inadvisable.

11.  POWER-OF-ATTORNEY.

           11.1 APPOINTMENT OF AGENT. The Shareholders and each of them, hereby irrevocably constitute and appoint Seller (the "Agent") as their agent and attorney-in-fact to modify, amend or otherwise change this Agreement, or any of its terms or provisions (including modifications, amendments or changes subsequent to Closing), to take all actions and to execute all documents (including all actions and documents required under Section 6 hereof) necessary or desirable to consummate the transactions contemplated by this Agreement, and to take all actions and to execute all documents which may be necessary or desirable in connection therewith, to give and receive consents and all notices hereunder, to negotiate and settle claims for indemnification under Section 8 hereof, and to perform any other act arising under or pertaining to this Agreement and the transactions contemplated hereby. The Shareholders, and each of them, agree that service of process upon the Agent in any action or proceeding arising under or pertaining to this Agreement shall be deemed to be valid service of process upon the Shareholders, and any claim by Purchaser against the Shareholders, or any of them, in respect to this Agreement may be asserted against, and settled with, the Agent. The Agent shall be deemed to have accepted the appointment herein upon his execution of this Agreement.

           11.2 LIABILITY OF AGENT. Nothing contained herein shall be deemed to make the Agent personally liable to the Shareholders because of service in his capacity as agent and attorney-in-fact. In performing any of his duties hereunder, the Agent shall not incur any liability to the Shareholders for losses, damages, liabilities or expenses, except for his own wilful default.

           11.3 IRREVOCABLE; BINDING ON SUCCESSORS, ETC. It is expressly understood and agreed that this power of attorney and the agency created hereby is coupled with an interest of the respective parties hereto and shall be binding and enforceable on and against the respective heirs, personal representatives, successors and assigns of the Shareholders, and each of them, and this power of attorney shall not be revoked or terminated by the death, disability, bankruptcy or incompetency of the Shareholders, or any of them, but shall continue to be binding and enforceable by the Agent, Purchaser and their respective successors and on and against the heirs, personal representatives, successors and assigns of the Shareholders in the manner provided herein.

12.        MISCELLANEOUS.

           12.1 NOTICES.

               (a) All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class, certified or registered air mail (or the functional equivalent in any foreign country), return receipt requested, by express mail or by facsimile transmission to the intended recipient thereof at its address, or facsimile number set out below. Any such notice, demand or communication shall be deemed to have been duly given immediately (if given or made by confirmed facsimile), or three days after mailing (if given or made by letter addressed to a location within the country in which it is posted) or seven days after mailing (if made or given by letter addressed to a location outside the country in which it is posted), and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted, or that receipt of a facsimile was confirmed by the recipient. The addresses and facsimile numbers of the parties for purposes of this Agreement are:


                   (i)  If to Purchaser:           Versar, Inc.
                                                   6850 Versar Center
                                                   Springfield, VA 22151
                                                   Attn: General Counsel
                                                   Facsimile No.703-642-6825

                   (ii) If to Seller or
                        the Shareholders:          William M. Greenwood, P.E.
                                                   108 Bennett Circle
                                                   Williamsburg, VA 23185


                        With copies to:            Peter O. Ward, Jr. Esq.
                                                   801 Main Street
                                                   Lynchburg, VA 24505
                                                   Facsimile No.804-847-8526

               (b) Any party may change the address to which notices, requests, demands or other communications to such parties shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

           12.2 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

           12.3 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.

           12.4 GOVERNING LAW. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Virginia, without regard to conflicts rules.



           12.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns.

           12.6 PARTIAL INVALIDITY AND SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

           12.7 WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

           12.8 HEADINGS. The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

           12.9 NUMBER AND GENDER. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

           12.10 TIME OF PERFORMANCE. Time is of the essence.

           12.11 DEFINITION OF KNOWLEDGE. The words "known", "to the knowledge of," "to the best knowledge of," "aware" or words of similar import employed in this Agreement with reference to any individual or entity shall be conclusively presumed to mean that the person or entity has made reasonable and diligent efforts under the circumstances to become knowledgeable; in the case of any person other than a natural person, the "knowledge" of such person shall be deemed to be the knowledge of its directors and senior officers.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                   PURCHASER:

                                                   Versar, Inc.

                                                   By: /S/ Benjamin M. Rawls
                                                      ----------------------
(CORPORATE SEAL)                                   Name: Benjamin M. Rawls
                                                        ---------------------
                                                   Title: Chairman & CEO
                                                         --------------------


ATTEST:


/S/ James Charles Dobbs
--------------------------
Secretary


                                                   Versar Acquisition II, Corp.

                                                   By: /S/ Benjamin M. Rawls
                                                      -----------------------
(CORPORATE SEAL)                                   Name: Benjamin M. Rawls
                                                        ---------------------
ATTEST:                                            Title: President
                                                         --------------------

/S/ James Charles Dobbs
--------------------------
Secretary

                                              SELLER:

                                              The Greenwood Partnership, P.C.

                                              By: /S/ William M. Greenwood
                                                 ---------------------------
(CORPORATE SEAL)                                 Name: William M. Greenwood
                                                      ---------------------
                                                 Title: President
                                                       --------------------


ATTEST:


/S/ B. Gordon Watkins, Jr.
---------------------------
Secretary

                                              SHAREHOLDERS:

                                              /S/ William M.Greenwood   (SEAL)
                                              -------------------------
                                              William M. Greenwood

                                              /S/ David A. Kincaid      (SEAL)
                                              -------------------------
                                              David A. Kincaid

                                              /S/ Donald P. Manning     (SEAL)
                                              -------------------------
                                              Donald P. Manning

                                              /S/ B. Gordon Watkins     (SEAL)
                                              -------------------------
                                              B. Gordon Watkins

                                              /S/ Charles R. Bourn, Jr. (SEAL)
                                              -------------------------
                                              Charles R. Bourn, Jr.

                                              /S/ Randy G. Parrish      (SEAL)
                                              -------------------------
                                              Randy G. Parrish

                                              /S/ Randal S. Vaughan     (SEAL)
                                              -------------------------
                                              Randal S. Vaughan